    As filed with the Securities and Exchange Commission on August 14, 2001
                                                           Registration No. 333-
  ===========================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                              SARA LEE CORPORATION
             (Exact name of registrant as specified in its charter)

          MARYLAND                                       36-2089049
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                     Three First National Plaza, Suite 4400
                          Chicago, Illinois 60602-4260
                                 (312) 726-2600
                    (Address of Principal Executive Offices)

               THE EARTHGRAINS COMPANY 1996 STOCK INCENTIVE PLAN
                       as assumed by Sara Lee Corporation
                              (Full Title of Plan)

                           Roderick A. Palmore, Esq.
              Senior Vice President, General Counsel and Secretary
                              Sara Lee Corporation
                     Three First National Plaza, Suite 4600
                          Chicago, Illinois 60602-4260
                                 (312) 558-8536
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                           Proposed                   Proposed
Title of securities            Amount to               maximum offering           maximum aggregate                Amount of
 to be registered            be registered              price per unit             offering price               registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01
par value                     1,946,632 (1)              $19.125 (2)               $37,229,337 (2)                   $9,308
------------------------------------------------------------------------------------------------------------------------------------
Preferred Stock
Purchase Rights                  (1)                          (3)                        (3)                           (3)
====================================================================================================================================

(1) Also registered hereby are such additional and indeterminable number of shares of Common Stock and Preferred Stock Purchase Rights ("Rights") as may become issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes.

(2) Estimated solely for the purpose of calculating the registration fee and, pursuant to Rules 457(h)(1) and 457(c) under the Securities Act of 1933, based upon the average of the high and low sale prices of the Common Stock, $0.01 par value, of Sara Lee Corporation on the New York Stock Exchange on August 7, 2001.

(3) Rights are initially carried and traded with the Common Stock of the Company. Value attributable to such rights, if any, is reflected in the market price of the Common Stock.

                                  INTRODUCTION

     This Registration Statement on Form S-8 is filed by Sara Lee Corporation, a Maryland corporation (the "Company"), relating to 1,946,632 shares of the Company's common stock, par value $0.01 per share, issuable to eligible employees of the Company or its subsidiaries under The Earthgrains Company 1996 Stock Incentive Plan as assumed by the Company.

                                     PART I
                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

     Not filed as part of this registration statement or as prospectuses or prospectus supplements pursuant to Note to Part 1 of Form S-8 Pursuant and Rule 424 of the Securities Act of 1933, as amended (the "Securities Act").

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     Not filed as part of this registration statement or as prospectuses or prospectus supplements pursuant to Note to Part 1 of Form S-8 and Rule 424 of the Securities Act.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

     The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") by the Company are incorporated herein by reference (Commission File No. 1-3344):

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended July 1, 2000.

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

     (c) The Company's Quarterly Report on Form 10-Q for the quarter ended December 30, 2000.

     (d) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

     (e) The description of the Company's Common Stock, $0.01 par value, which is contained in the Proxy Statement/Prospectus, dated September 9, 1999, filed with the Commission pursuant to the Securities Act, as part of its Registration Statement on Form S-4 (File No. 333-86707).

     (f) The description of the Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A, dated March 26, 1998, filed with the Commission under Section 12 of the Exchange Act of 1934, as amended (File No. 1-3344), including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the shares of Common Stock offered hereby has been passed upon for the Company by R. Henry Kleeman, Esq., Vice President, Deputy General Counsel and Assistant Secretary of the Company. Mr. Kleeman owns shares of Sara Lee common stock, both directly and as a participant in various stock and employee benefit plans of the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as material to the cause of action. The Company's charter contains such a provision, which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

     The Company's charter authorizes it and its bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer of the Company or any subsidiary of the Company, or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

     Maryland law requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

     In addition to the above, the Company also maintains indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

  Not applicable.

ITEM 8.  EXHIBITS.

  A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index appearing elsewhere herein and is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 13th day of August, 2001.

                                    SARA LEE CORPORATION

                                    By:  /s/ Roderick A. Palmore
                                    ----------------------------------------
                                    Roderick A. Palmore
                                    Senior Vice President, General Counsel
                                    and Secretary


  KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roderick A. Palmore and R. Henry Kleeman, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on this 13th day of August, 2001.


     Signature                                        Title

/s/ John H. Bryan                         Chairman of the Board
    John H. Bryan

/s/ C. Steven McMillan                    President, Chief Executive Officer and
    C. Steven McMillan                    Director

/s/ Frank L. Meysman                      Executive Vice President and Director
    Frank L. Meysman

/s/ Cary D. McMillan                      Executive Vice President, Chief
    Cary D. McMillan                      Financial and Administrative Officer
                                          and Director

/s/ Wayne R. Szypulski                    Senior Vice President and Controller
    Wayne R. Szypulski

/s/ Paul A. Allaire                       Director
    Paul A. Allaire

/s/ Frans H.J.J. Andriessen               Director
    Frans H.J.J. Andriessen

/s/ Duane L. Burnham                      Director
    Duane L. Burnham

/s/ Charles W. Coker                      Director
    Charles W. Coker

/s/ James S. Crown                        Director
    James S. Crown



/s/ Willie D. Davis                       Director
    Willie D. Davis

/s/ Vernon E. Jordan, Jr.                 Director
    Vernon E. Jordan, Jr.

/s/ James L. Ketelsen                     Director
    James L. Ketelsen

/s/ Hans B. van Liemt                     Director
    Hans B. van Liemt

/s/ Joan D. Manley                        Director
    Joan D. Manley

/s/ Rozanne L. Ridgway                    Director
    Rozanne L. Ridgway

/s/ Richard L. Thomas                     Director
    Richard L. Thomas

/s/ John D. Zeglis                        Director
    John D. Zeglis


                               INDEX TO EXHIBITS

Exhibit Number    Description
--------------    -----------

  4.1 Articles of Restatement of Charter of the Company, dated April 9, 1990 (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-8 (No. 33-35760) filed with the Commission on July 6, 1990)

  4.2 Articles Supplementary to the Charter of the Company, dated May 18, 1990 (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-8 (No. 33-37575) filed with the Commission on November 1, 1990)

  4.3 Articles Supplementary to the Charter of the Company, dated October 30, 1992 (incorporated by reference to Exhibit 3(a) of the Company's Annual Report on Form 10-K for the fiscal year ended July 2, 1994 (File No. 1-3334))

  4.4 Articles of Amendment of Charter of the Company, dated November 19, 1998 (incorporated by reference to Exhibit 3(a)2 of the Company's Annual Report on Form 10-K for the fiscal year ended July 3, 1999 (File No. 1-3334))

  4.5 Articles Supplementary to the Charter of the registrant, dated January 7, 1999 (incorporated by reference to Exhibit 3(a)3 of the Company's Annual Report on Form 10-K for the fiscal year ended July 3, 1999 (File No. 1-3334))

  4.6 Amended By-laws of the Company, dated April 27, 2000 (incorporated by reference to Exhibit 3(b) of the Company's Annual Report on Form 10-K for the fiscal year ended July 1, 2000 (File No. 1-3344))

  4.7 Stockholder Rights Agreement, dated March 26, 1998, between the Company and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form 8-A filed with the Commission on May 19, 1998 (File No. 1-3344))

  *5 Opinion of R. Henry Kleeman, Esq., Vice President, Deputy General Counsel and Assistant Secretary

  *23.1           Consent of Arthur Andersen LLP

  *23.2           Consent of R. Henry Kleeman, Esq. (included in Exhibit 5)

  *24 Powers of Attorney (included on signature page to this Registration Statement)

  99.1 The Earthgrains Company Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Earthgrains Company Annual Report on Form 10-K for the fiscal year ended March 27, 2001 (File No. 001-7554))

------------------
  *Filed herewith.